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                                                                    Exhibit 99.1

                 BRUSH ENGINEERED MATERIALS INC. UPDATES OUTLOOK


         Cleveland, Ohio -- June 16, 2004 -- Brush Engineered Materials Inc. (NYSE-BW) today announced that sales growth for the second quarter of 2004 is now expected to approach the high end of the previously announced range of a 15-25% increase compared to the second quarter of 2003. Sales in the second quarter of 2004 are expected to be approximately $124.0 to $127.0 million compared to sales of $101.8 million in the second quarter of 2003. Assuming these expectations are met, the second quarter will be the sixth consecutive quarter of year-over-year sales growth and the third consecutive quarter where growth has been approximately 20% or above. In the fourth quarter of 2003, sales grew 19% and in the first quarter of 2004 sales grew 26%. This strong growth is being driven by improved global market conditions and on-going strength in the Company's key end-use markets. The primary markets exhibiting the improving conditions and strength include telecommunications and computer, automotive, optical media and data storage.

         Assuming that sales, operating conditions, currency, the trading price of our shares and interest rates remain at current levels for the balance of the quarter, earnings per share would be between $0.35 and $0.40 for the quarter. In contrast to the first quarter of 2004, earnings are also benefiting from a positive movement in the value of the stock based compensation plan and the fair value of an interest rate swap.

         Although the Company's order entry lead times remain short making it difficult to accurately project sales and earnings levels, based on current trends it is anticipated that the strong year over year quarterly sales growth will continue through the third quarter of 2004. While the third quarter will be affected by the usual seasonal factors, including the customary maintenance shutdowns and lower demand from customers, based on current trends it is expected that the third quarter 2004 sales will also be in the range of 15-25% ahead of the prior year's third quarter.

CHAIRMAN'S COMMENTS
-------------------

         Commenting on the announcement, Gordon D. Harnett, President, Chairman and CEO, stated "I am very pleased with the strong sales growth we've seen thus far in 2004 and encouraged about the outlook for continued strong growth. Our new product introductions, along with our efforts to enter new markets as well as increase our presence in the rapidly growing regions of the world, have positioned us well to take advantage of

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the improving global economy. We're also continuing to benefit from our cost reduction and operating improvement initiatives. I'm looking forward to continued progress throughout 2004."

FORWARD-LOOKING STATEMENTS
--------------------------

     Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company's actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

- The condition of the markets which the Company serves, whether defined geographically or by market, with the major markets being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance.

- Actual sales, operating rates and margins in the second quarter 2004 and for the full year of 2004.

-    Changes in product mix.

-    The financial condition of particular customers.

- The Company's success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

- Other factors, including, interest rates, exchange rates, trading price of our shares, tax rates, pension costs, energy costs, raw material costs and the cost and availability of insurance.

- Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company's obligations.

- The conclusion of pending litigation matters in accordance with the Company's expectation that there will be no material adverse effects.

- Additional risk factors that may affect the Company's results are identified under the caption "Risk Factors" in the S-3 Registration Statement of the Company originally filed with the Securities and Exchange Commission on April 2, 2004, as amended.

     Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

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FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com